Exhibit 5.2

March 17, 2025

Damon Inc. 704 Alexander Street Vancouver, British Columbia Canada V6A 1E3	Norton Rose Fulbright US LLP 1045 W. Fulton St., Suite 1200 Chicago, IL 60607 Tel +1 312 964 7800 Fax +1 312 964 7799 nortonrosefulbright.com

Ladies and Gentlemen:

Re:	Damon Inc. – Registration Statement on Form S-1

We have acted as special United States legal counsel to Damon Inc., a British Columbia corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 filed on March 17, 2025 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) with respect to the underwritten public offering (the “Offering”) and sale of the following securities:

1.	Up to $15 million in units (the “Units”) at a public offering price per Unit (the “Offering Price”) to be determined pursuant to the Underwriting Agreement (defined below), with each Unit to consist of either:

a.	one common share without par value in the capital of the Company (each, a “Common Share”, with each Common Share comprising part of a Unit being a “Share”), and one Series A Warrant to purchase one Common Share at an initial exercise price equal to 150% of the Offering Price per Unit (each, a “Series A Warrant”); or

b.	one pre-funded warrant to purchase one Common Share at an exercise price of $0.001 (the “Pre-Funded Warrants”), and one Series A Warrant;

2.	Common Shares issuable upon exercise of the Series A Warrants (the “Warrant Shares”);

3.	Common Shares issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”);

4.	Warrants to purchase a number of Common Shares equal to 5.0% of the total number of Units sold in the Offering, at an initial exercise price equal to 150% of the Offering Price per Unit (the “Underwriter’s Warrants”); and

5.	Common Shares issuable upon exercise of the Underwriter’s Warrants (the “Underwriter’s Warrant Shares”).

The Company has granted to Maxim Group LLC, acting as sole underwriter (the “Underwriter”) of the Offering, an option (the “Over-Allotment Option”), exercisable in whole or in part, at the sole discretion of the Underwriter up to 15% additional Common Shares (each, an “Over-Allotment Share”) at a purchase price equal to the Offering Price less $0.001 per Over-Allotment Share, or up to 15% additional Pre-Funded Warrants (each, an “Over-Allotment Pre-Funded Warrant”) at a purchase price equal to the Offering Price less $0.002 per Over-Allotment Pre-Funded Warrant, and/or up to 15% additional Series A Warrants at a purchase price of $0.001 per Series A Warrant (each, an “Over-Allotment Series A Warrant” and together with the Over-Allotment Shares and the Over-Allotment Pre-Funded Warrants, the “Over-Allotment Securities”).

The Over-Allotment Option is exercisable for any number of Over-Allotment Shares, Over-Allotment Series A Warrants or Over-Allotment Pre-Funded Warrants, or any combination thereof. The Registration Statement also registers the offer and sale of the Over-Allotment Securities, as well as the Common Shares (the “Over-Allotment Warrant Shares”) issuable upon exercise of the Over-Allotment Series A Warrants and the Common Shares (the “Over-Allotment Pre-Funded Warrant Shares”) issuable upon exercise of the Over-Allotment Pre-Funded Warrants.

Damon Inc.

All references herein to Units, Shares, Series A Warrants, Pre-Funded Warrants, Warrant Shares and Pre-Funded Warrant Shares shall, if the context requires, include, respectively, Over-Allotment Shares, Over-Allotment Series A Warrants, Over-Allotment Pre-Funded Warrants, Over-Allotment Warrant Shares and Over-Allotment Pre-Funded Warrant Shares. The Units, Common Shares, Series A Warrants, Pre-Funded Warrants, Warrant Shares, Pre-Funded Warrant Shares, Underwriter’s Warrants and Underwriter’s Warrant Shares are collectively referred to herein as the “Securities”.

The Units will not be issued or certificated, and, although the Shares and Series A Warrants, or the Pre-Funded Warrants and Series A Warrants, as applicable, comprising the Units will be purchased together in the Offering, the Shares and Series A Warrants, or Pre-Funded Warrants and Series A Warrants, as the case may be, will be issued separately. Each Series A Warrant will entitle the holder to purchase one Warrant Share for a period of two and one-half years from the date of issuance, subject to adjustment in accordance with its terms. Each Pre-Funded Warrant will entitle the holder to purchase one Pre-Funded Warrant Share at any time until the Pre-Funded Warrant is exercised.

We understand that the Securities are to be sold to the Underwriter as described in the Registration Statement pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and between the Company and the Underwriter (the “Underwriting Agreement”).

For purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the corporate and organizational documents of the Company, including the Company’s Certificate of Incorporation, Notice of Articles, Articles, (ii) resolutions of the board of directors of the Company with respect to the Offering, issuance and registration of the Registered Warrants, (iii) the Registration Statement and the exhibits thereto, (iv) the Underwriting Agreement, and (v) the forms of the Registered Warrants.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Registered Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New York.

Damon Inc.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the internal laws of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Registered Warrants.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

We hereby consent to the filing of this opinion as an Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP